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                                                                                                           EXHIBIT 12.1


                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                            H. J. Heinz Finance Company and Subsidiaries

                                                                            Fiscal Years Ended
                                           ---------------------------------------------------------------------------------------
                                              Three
                                           Months Ended    May 1, 2002   May 2, 2001   May 3, 2000  April 28, 1999  April 29, 1998
                                           July 31, 2002   (52 Weeks)     (52 Weeks)    (53 Weeks)    (52 Weeks)     (52 Weeks)
                                           -------------   -----------   -----------   -----------  --------------  --------------
Fixed Charges:
  Interest expense*                         $   51,890     $  206,578     $  10,278     $   7,138      $   6,266     $    7,621
  Capitalized interest                               -             -          2,074             -              -              -
  Interest components of rental expense          3,152         12,729        11,814         8,189          7,869         10,112
                                            ----------     ----------     ---------     ---------      ---------     ----------
     Total fixed charges                    $   55,042     $  219,307     $  24,166     $  15,327      $  14,135     $   17,733
                                            ----------     ----------     ---------     ---------      ---------     ----------

Earnings:
  Income before income taxes and minority
     interest                               $   76,856     $  565,675     $ 517,467     $ 700,539      $ 688,519     $  762,394
  Add: Interest expense*                        51,890        206,578        10,278         7,138          6,266          7,621
  Add: Interest component of rental expense      3,152         12,729        11,814         8,189          7,869         10,112
  Add: Amortization of capitalized interest          -            128           715           715            715            898
                                            ----------     ----------     ---------     ---------      ---------     ----------
     Earnings as adjusted                   $  131,898     $  785,110     $ 540,274     $ 716,581      $ 703,369     $  781,025
                                            ----------     ----------     ---------     ---------      ---------     ----------

Ratio of earnings to fixed charges                2.40           3.58         22.36         46.75          49.76          44.04
                                            ==========     ==========     =========     =========      =========     ==========
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*    Interest expense includes amortization of debt expense and any discount or premium relating to indebtedness.